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[LOGO] SERAACARE, INC.

                                                                    Exhibit 99.1

News Announcement                                          For Immediate Release

CONTACT:
Barry D. Plost                                Jennifer Colbert, Nathan Ellingson
Chairman, President & CEO                     Jaffoni & Collins Incorporated
SeraCare, Inc.                                212/835-8500 or srk@jcir.com
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310/772-7777

                 SERACARE SHAREHOLDERS ADOPT MERGER AGREEMENT

LOS ANGELES, California, September 17, 2001 -- SeraCare, Inc. (AMEX: SRK), a bioscience company and supplier of plasma based diagnostic products to the global biotechnology and pharmaceutical markets, announced that at a special meeting of the stockholders of SeraCare, Inc. held on September 12, 2001, SeraCare's stockholders voted to adopt the previously announced merger agreement entered into on June 10, 2001, and subsequently amended on August 1, 2001, with Instituto Grifols, S.A., a subsidiary of Probitas Pharma, S.A. The proposal to adopt the merger agreement was approved by the holders of a majority of SeraCare's outstanding common stock.

Consummation of the proposed merger remains subject to the satisfaction of certain closing conditions set forth in the merger agreement, including consummation of the spin-off of SeraCare's wholly-owned subsidiary, SeraCare Life Sciences, Inc. The record date for the spin-off has been set for September 24, 2001. The spin-off is expected to occur after the close of business on September 24, 2001, and the merger is expected to close on September 25, 2001. If the spin-off and the merger are delayed, the Company will issue a press release indicating when the spin-off and merger are expected to occur.

There is no current trading market for the SeraCare Life Sciences common stock. SeraCare Life Sciences is applying for its common stock to be traded on the OTC Bulletin Board under the proposed symbol of "SCLS." SeraCare Life Sciences expects to issue a press release when its application has been approved, announcing when trading will commence.

About SeraCare, Inc.

SeraCare, Inc. is a bioscience company and fully integrated manufacturer of plasma-

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SeraCare, Inc., 9/17/01                                              Page 2 of 2

based therapeutic and diagnostic products. SeraCare operates 42 source plasma and antibody collection centers throughout the United States, and sells its products to major pharmaceutical manufacturing and biotech companies worldwide for use in making plasma-derived therapeutic and diagnostic products.

About SeraCare Life Sciences, Inc.

Based in Oceanside, California, SeraCare Life Sciences, Inc. is a manufacturer of plasma-based diagnostic products and distributor of therapeutic products in domestic and international markets.

This press release contains "forward-looking statements" (as defined under federal securities law) regarding the spin-off and the planned merger of SeraCare with an indirect, wholly-owned U.S. subsidiary of Probitas Pharma. The actual events, including the prospects for SeraCare Life Sciences and the ability of the parties to complete the merger and spin-off and, may differ materially and adversely from those discussed in this press release. Factors that may cause such a difference include, without limitation, failure to satisfy the closing conditions set forth in the merger agreement, including the failure of Probitas Pharma to obtain the financing, potential litigation, and other risks associated with acquisitions. There can be no assurance that the spin-off and the merger will be completed on the intended schedule, or at all.

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